Exhibit 10.1

AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into on this 9th day of June, 2005 by and between Devcon International Corp, a Florida corporation (the “Company”), and Kevin M. Smith (the “Executive”).

Recitals

WHEREAS, the Executive has been employed by the Company pursuant to the terms of an Employment Agreement effective June 11, 2001 by and between the Company and the Executive (the “Employment Agreement”); and

WHEREAS, the Company and the Executive have mutually agreed that the Employment Agreement, and the Executive’s employment with the Company and its Affiliates (as defined below), shall terminate on the effective date hereof under Section 26 (the “Termination Date”); and

WHEREAS, the Company and the Executive now wish to set forth in this Agreement all of their respective rights and obligations resulting from such termination of employment and the termination of the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants between the parties, the sufficiency of which is hereby acknowledged, the Company and Executive hereby agree to the following Terms and Conditions:

Terms and Conditions

1. Recitals. All of the foregoing Recitals are true and correct and are incorporated as part of these Terms and Conditions.

2. Termination of Employment Agreement. The Company and the Executive each acknowledge and agree that the Executive’s employment with the Company and its Affiliates shall terminate as of the Termination Date, and that the Employment Agreement shall terminate and be of no further force and effect as of the Termination Date. For purposes of this Agreement, the term “Affiliate” includes all of the Company’s direct and indirect subsidiaries and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company.

3. Payments Under Employment Agreement. Through the Termination Date and subject to applicable employment and withholding taxes, Executive shall receive the payments to which he is entitled pursuant to the Employment Agreement, consisting of his Base Salary (as that term is defined in Section 3.1 of the Employment Agreement), payable at such time and in such manner as provided under the Employment Agreement. The Executive shall also be entitled to expense reimbursement and other benefits provided in Sections 4.1-4.4 through the Termination Date.

4. Benefits and Other Agreements. In consideration for the termination of the Employment Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree that the

Company shall provide the Executive with the following benefits (the “Benefits”), in each case reduced by any applicable employment and withholding taxes:

(a) Payments During Period. The Company shall pay to the Executive Benefits which shall be payable as follows: i) in an amount, in aggregate, equal to $220,100, less the amount due the Executive under his Employment Agreement from June 1, 2005 through the Termination Date (the “Final Employment Payment”), to be paid on a bi-weekly basis consistent with the Company’s current payroll procedures, to be paid over the period from the Termination Date through August 31, 2006 (the “Expiration Date”). The payment to Executive on June 24, 2005 (the “Initial Payment Date”) shall include the Final Employment Payment and the Executive’s first payment under this Agreement through the Initial Payment Date.

(b) Continuation of Health Benefits and other Benefits. The Executive shall be entitled to continued coverage for himself and his family under the Company’s medical and dental insurance plan immediately following the Termination Date (the “COBRA Period”), if and to the extent that the Executive elects such continued coverage pursuant to COBRA. The Company shall reimburse the Executive for his actual premium expense with respect to maintaining the COBRA coverage through August 31, 2006 (the “COBRA Expense”). The Company’s obligation to pay such amounts shall terminate upon the Executive’s commencement of new employment and enrollment in his new employer’s plan. During the COBRA Period, the Employee shall also be entitled to receive the car benefit he presently receives, paid in accordance with current Company practices (see Exhibit A) and the Executive will receive the cash equivalent of the current monthly cost to the Company for providing certain other insurance benefits, as set forth on Exhibit A, in an amount not to exceed $2,317.60 per month, which shall be payable as and when the applicable benefit would otherwise have been received.

(c) Stock Options. The stock options granted to the Executive by the Company that are outstanding as of the Termination Date are listed on Exhibit B attached hereto (the “Options”). The Option Agreements evidencing the grants of each of those Options that has not yet vested shall be and hereby are amended to provide that each such Option shall vest and become immediately exercisable on the Termination Date. No other modifications shall be made to the Options.

(d) Certain Violations. The Executive’s violation of any of the provisions of the Employment Agreement through the Termination Date or of Sections 5, 7, 9, 10, 11, 12 or 13 hereof shall, in addition to any other remedy, result in a cessation of all Benefits and other rights of the Executive hereunder. The Company may offset any amounts payable by the Company pursuant to Section 4 against any amounts payable by the Executive to the Company. The Company will provide the Executive with written notice of the reason for any offset and Executive will have 45 days from receipt of this written notice to remedy said violation before any such suspension or offset of payments shall occur.

(e) Belvedere The Company agrees that until June 30, 2005, the Executive may purchase for 50% cash and 50% pursuant to a three-year promissory note (the “Note”). The Company’s net assets and contracts related to the Belvedere project (as set forth on Exhibit C)”as is” for their net book value as reflected on the Company’s financial statements as of April 30, 2005 with any post-closing adjustments to be mutually agreed and settled within 90 days of the date of the sale, provided that as a condition to such purchase, the Company shall be released from any contingent or actual liability to any party with respect to the Belvedere project, including but not limited to: the Island Territory of St. Maarten, as it relates to the Development Agreement dated February, 2003, and any and all matters regarding Pream Consultants N.V. and the Pream Agreement. The Note will bear interest at prime plus 2%. One-half of the principal amount will be due on the second anniversary of the Note and the other one-half of the principal amount will be due on the third anniversary of the Note. The Note will be secured by shares of Company common stock having a market value on the date the Note is executed of 200% of the principal value of the Note. In addition, the Company’s subsidiary, (BBW), will provide credit for up to 90 days for purchases of materials by Executive or his affiliate specifically for Belvedere housing, provided that the Executive executes promissory notes for each such purchase, such promissory notes to bear interest at the same rate as the Note, and provided that such notes are secured by Company common stock having a market value on the date the notes are executed equal to 200% of the principal value of such notes. Sales of such materials will be at the prices BBW charges its most preferred customers who purchase similar volumes of materials on credit, but only to the extent such sales relate to purchases of materials ordered after the date hereof.

(f) Life Insurance The Company will assign to the Executive all rights to the existing whole-life insurance policy on the Executive’s life underwritten by ManuLife and to the cash surrender value of that policy. The Company will not be responsible for any further payments of any kind under the policy and the Executive will no longer be entitled to the term component as a personal benefit. The Executive may, in his discretion, keep the policy in force at his own expense.

5. Assistance to Company. In consideration for the Company’s entering into this Agreement, Executive agrees that from time to time, at reasonable times and upon reasonable advance notice from the Company, he will respond within a reasonable time to answer questions or other inquiries from the Company and advise the Company as reasonably requested by the Company. Executive shall not receive any additional compensation for such services. The parties specifically intend that Executive is to perform any such services as an independent contractor to the Company. Neither Executive nor any agent or employee of Executive shall be deemed to be the agent, employee, partner or joint venture of the Company. Nothing in this Agreement, or otherwise, creates or shall be construed to create the relationship of master and servant or employer and employee between the Company and Executive after the Termination Date. Executive acknowledges that from and after that date he will have absolutely no authority to represent, contract on behalf of, or obligate the Company. Executive is not required to provide any such services or assistance after the final payment under this Agreement.

6. No Further Compensation. The Executive acknowledges and agrees that other than the compensation described in Section 3 under his Employment Agreement through the Termination Date and the Benefits described in Section 4 above, no further compensation or benefits or other monies are owed to the Executive by the Company arising out of the Employment Agreement, this Agreement or otherwise on account of his employment or termination of employment with the Company and its Affiliates.

7. Restrictions.

(a) Nondisclosure. The Executive shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company’s financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that was received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, “Confidential Information” means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company or during his service as a consultant to the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally known, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law.

(b) Nonsolicitation of Employees and Clients. During the Period and for the two year period that immediately follows the Expiration Date, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, (i) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months, (ii) solicit any of the actual or targeted prospective clients of the Company on behalf of any person or entity in connection with any business competitive with the business of the Company, provided, however, that this shall not apply to Executive’s activities relating to Belvedere if he purchases the net assets and contracts related to the Belvedere project pursuant to Section 4(e) hereof and/or (iii) make known the names and addresses of such clients or any information relating in any manner to the Company’s trade or business relationships with such clients (other than in connection with the performance of the Executive’s duties under this Agreement. Nothing in this paragraph shall prohibit Executive from purely social, non-competitive business discussions and interaction with persons already known to Executive as of the date of this Agreement.

(c) Ownership of Developments. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Executive during the course of performing work for the Company or its clients (collectively, the “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

(d) Definition of Company. For purposes of this Section 7, the term “Company” also shall include the Company’s Affiliates.

(e) Acknowledgment by Executive. The Executive acknowledges and confirms that (i) the restrictive covenants contained in this Section 7 are reasonably necessary to protect the legitimate business interests of the Company, and (ii) the restrictions contained in this Section 7 (including without limitation the length of the term of the provisions of this Section 7) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Section 7 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Section 7. The Executive further acknowledges that the restrictions contained in this Section 7 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.

(f) Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 7 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 7 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

(g) Extension of Time. If the Executive shall be in violation of any provision of this Section 7, then each time limitation set forth in this Section 7 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Section 7 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

(h) Injunctive Relief. The covenants of the Executive set forth in this Section 7 are separate and independent covenants, for which valuable consideration has been paid, the receipt, adequacy and sufficiency of which are hereby acknowledged by the Executive, and which have been made by the Executive to induce the Company to enter into this Agreement. Each of the aforesaid covenants may be availed of, or relied upon, by the Company or any of its Affiliates in a court of competent jurisdiction for the basis of injunctive relief.

8. Resignations. Upon execution of this Agreement, the Executive hereby resigns all of his positions as an officer of the Company and as an officer and director, as applicable, of each of its Affiliates, effective on the Termination Date.

9. Return of Books, Records, Accounts, Credit Cards and Equipment. The Executive hereby acknowledges and agrees that all books, records, accounts, credit cards and equipment relating in any manner to the business of the Company and/or its Affiliates, whether prepared by the Executive or otherwise coming into the Executive’s possession, except the computer and computer support equipment that Executive is currently using are the exclusive property of the Company and shall be returned to the Company upon the Termination Date. The Executive may retain such computer and computer support equipment, provided that the Executive must allow the Company to remove all Company Information, data and files within five (5) days from the date hereof.

10. No Charges Filed. Executive represents and warrants that he has not filed any claims or causes of action against the Company or any of its Affiliates, including but not limited to any charges of discrimination against the Company or its Affiliates, with any federal, state or local agency or court.

11. No Administrative Proceeding to be Filed. The Executive agrees not to institute an administrative proceeding or lawsuit against the Company or any of its Affiliates, and represents and warrants that, to the best of his knowledge, no other person or entity has initiated or is authorized to initiate such administrative proceedings or lawsuit on his behalf. Furthermore, the Executive agrees not to encourage any other person or suggest to any other person that he or she institute any legal action or claim against the Company or any of its Affiliates or any past or present shareholders, directors, officers or agents.

12. Non-Disparagement of Company or any of its Affiliates. The Executive agrees not to make any disparaging or negative comment to any other person or entity regarding (a) the Company or any of its Affiliates, (b) any of the owners, directors, officers, shareholders, members, employees, attorneys or agents of the Company or any of its Affiliates, (c) the working conditions at the Company or any of its Affiliates, or (d) the circumstances surrounding the Executive’s separation from the Company or any of its Affiliates.

13. Duty of Cooperation. The Executive agrees to cooperate with the Company and its attorneys in connection with any threatened or pending litigation against the Company or any of its Affiliates. The Executive agrees to make himself available upon reasonable notice to prepare for and appear at deposition or at trial in connection with any such matters. The Company shall reimburse the Executive for his reasonable out-of-pocket expenses for such activities. The Executive agrees to cooperate fully in effecting an orderly transition with regard to the termination of the Executive’s employment and the transition of his duties to other employees of the Company and its Affiliates.

14. Mutual General Releases.

(a) Release by Executive. The Executive, his personal representatives, heirs and assigns, first party, hereby releases, discharges and covenants not to sue the Company, its past and present shareholders, directors, officers, employees, partners and agents, subsidiary and affiliated entities and successors and assigns, second party, from and for any and all claims, demands, damages, lawsuits, obligations, promises, administrative actions, charges and causes of action, both known or unknown, in law or in equity, of any kind whatsoever, which first party ever had, now has, or may have against second party, for, upon or by reason of any matter, cause or thing whatsoever, up to and including the date of this Agreement, including but not limited to any and all claims and causes of action arising out of or in connection with Executive’s employment with Company, any and all claims and causes of action under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Retirement Income Security Act (“ERISA”) and any other federal, state or local anti-discrimination law, statute or ordinance, and any lawsuit founded in tort, contract (oral, written or implied) or any other common law or equitable basis of action, but excluding any obligations of the Company under this Agreement or under that certain indemnification agreement by and between the Company and the Executive dated June 14, 2002 (the “Indemnification Agreement”).

(b) Release by Company. The Company, its past and present shareholders, directors, officers, employees, partners and agents, subsidiary and affiliated entities, and successors and assigns, first party, hereby releases, discharges, and covenants not to sue the Executive, his personal representatives, heirs and assigns, second party, from and for any and all claims, demands, damages, lawsuits, obligations, promises, administrative actions, charges or causes of action, both known or unknown, in law or in equity, of any kind whatsoever, which first party ever had, now has, or may have against second party, for, upon or by reason of any matter, cause or thing whatsoever, up to and including the date of this Agreement, including any lawsuit founded in tort, contract (oral, written or implied) or any other common law on equitable basis of action, but excluding any obligations of the Executive under this Agreement and any actions of Executive for which he is not indemnified under the Indemnification Agreement. The release of Executive contained herein does not apply to any fraudulent or unlawful activities of Executive.

15. Attorneys’ Fees. In the event that a legal action is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its costs, including all attorneys fees.

16. Beneficiaries. Any payment to which Executive is entitled to under this Agreement shall, in the event of his death, be made to his surviving spouse or such other persons as Executive shall designate in writing to the Company from time to time. If no such beneficiaries survive Executive, such payments shall be made to Executive’s estate.

17. Severability. If any provision of this Agreement is invalidated by a court of competent jurisdiction, then all of the remaining provisions of this Agreement shall remain in full force and effect, provided that both parties may still effectively realize the complete benefit of the promises and considerations conferred hereby.

18. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters set forth herein and supersedes in its entirety any and all agreements or communications, whether written or oral, previously made in connection with the matter herein. Any agreement to amend or modify the terms and conditions of this Agreement must be in writing and executed by the parties hereto.

19. Construction. The parties acknowledge that each party has reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

20. Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to principles of conflicts of law. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Broward County, Florida, in accordance with the Rules of the American Arbitration Association then in effect (except to the extent that the procedures outlined below differ from such rules). Within 30 days after written notice by either party has been given that a dispute exists and that arbitration is required, each party must select an arbitrator and those two arbitrators shall promptly, but in no event later than 30 days after their selection, select a third arbitrator. The parties agree to act as expeditiously as possible to select arbitrators and conclude the dispute. The selected arbitrators must render their decision in writing. The cost and expenses of the arbitration and of enforcement of any award in any court shall be borne by the non-prevailing party. If advances are required, each party will advance one-half of the estimated fees and expenses of the arbitrators. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. Although arbitration is contemplated to resolve disputes hereunder, either party may proceed to court to obtain an injunction to protect its rights hereunder, the parties agreeing that either could suffer irreparable harm by reason of any breach of this Agreement. Pursuit of an injunction shall not impair arbitration on all remaining issues.

21. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or five (5) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to: 1350 East Newport Center Drive, #201, Deerfield Beach, Florida 33442. Attention: Stephen J. Ruzika, CEO, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address designated by the party by written notice in accordance with this provision.

22. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

23. Non-Admission of Liability. Neither this Agreement nor anything contained herein shall constitute or is to be construed as an admission by the Company or its Affiliates or the Executive as evidence of any liability, wrongdoing or unlawful conduct.

24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

25. Sufficient Time to Review. The Executive acknowledges and agrees that he has had sufficient time to review this Agreement and consult with anyone he chooses regarding this Agreement, that he has a right to consult with legal counsel regarding this Agreement and has been represented by counsel in connection with this Agreement, and that he has received all information he requires from the Company in order to make a knowing and voluntary release and waiver of all claims against the Company.

26. Right of Rescission. The Executive acknowledges and agrees that he has been given at least 21 days to review this Agreement. The Executive further warrants that he may use as much of or all of this 21-day period as he wishes before signing, and warrants that he has done so. The Executive further acknowledges and agrees that he has seven days from the date of the execution of this Agreement by all parties hereto within which to rescind this Agreement by providing notice in writing to the Company as provided herein, and that the Agreement is not effective until such seven days have expired without such notice being provided. The Executive further acknowledges that by this Agreement he is receiving consideration in addition to that to which he is already entitled. The Executive further acknowledges that this Agreement and the release contained herein satisfy all of the requirements for an effective release by the Executive of all age discrimination claims under ADEA.

27. Headings. The headings are for the convenience of the parties, and are not to be construed as terms or conditions of this Agreement.

28. Relevant Approvals This Agreement is subject to approvals in relevant part of the Company’s Compensation Committee and Audit Committee.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

DEVCON INTERNATIONAL CORP., a Florida corporation

By:	/s/ Stephen J. Ruzika
Name:	Stephen J. Ruzika
Title:	Chief Executive Officer

EXECUTIVE:

By:	/s/ Kevin M. Smith
Kevin M. Smith

Exhibit A

Section 4 Benefits

Benefit	COBRA Period Amount
1. Long-term disability insurance	$680.10
2. Accident insurance	211.20
3. Group Life insurance	340.80
4. Term Life insurance	1,085.50

$2,317.60

Company car benefit	Continue existing car benefit until August 31, 2006. Existing car benefit consists of payments of $900 per month, which includes reimbursement for all car insurance.

Exhibit B

Options

Grant Date	Expiration Date(1)	Plan ID	Grant Type	Options Granted	Options Price	Options Outstanding
April 1, 1999	April 1, 2009	1999 Stock Option Plan (as Amended)	ISO	50,000	$1.50	10,000

April 30, 2002	April 30, 2012	1992 Stock Option Plan	Non-Qualified Option	5,700	$5.85	5,700	(2)

December 23, 2003	December 23, 2013	1999 Stock Option Plan (as Amended)	ISO	20,000	$6.93	20,000	(2)

June 1, 1995	June 1, 2005	1992 Stock Option Plan	Non-Qualified Option	50,000	$6.75	50,000

Optionee Total						85,700

[1]	All expiration dates accelerate upon the termination of employment.
[2]	Options to purchase 3,420 and 16,000 shares of common stock, par value $.10 per share (the “Common Stock”), at exercise prices of $5.85 and 6.93 per share, respectively, will vest pursuant to this Agreement. All other Options will have vested by the Termination Date.

Exhibit C

Belvedere Project

Net Assets and Contracts

	Gross	Net
Mortgage Guarantee Fund	$28,487.00	$0.00
Equipment – Otto	20,000.00	0.00
Advances to Pream	140,434.33	70,434.00
Architectural Note	60,632.00	60,632.00
General	25,172.27	25,172.27
Work in Process	22,168.00	222,168.00
Subtotal – Belvedere	496,893.27	378,406.27

Note with Pream	63,697.00	6,554.00
Note with Otto	59,002.00	0.00
Subtotal – Other Notes	122,699.00	6,554.00

Total Associated With Belvedere	$619,592.27	$384,960.27